EXHIBIT 16

July 6, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-6561

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 30, 2005, to be filed by our former client, Dryclean USA, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP

CC:      Alan Grunspan, Chairman, Audit Committee
         Venerando J. Indelicato, Chief Financial Officer